Exhibit 99.1

NEWS

Charter Announces Amended Tender Offer for Debt Securities

STAMFORD, Connecticut – May 9, 2024 – Charter Communications, Inc. (NASDAQ: CHTR) (along with its subsidiaries, “Charter”) today announced that its subsidiaries, Charter Communications Operating, LLC and Charter Communications Operating Capital Corp. (collectively, the “Company”) have amended its previously announced offer (the “Tender Offer”) to purchase for cash the Company’s outstanding 4.908% senior secured notes due 2025 (the “Notes”), represented by CUSIP number 161175 AY0 / 161175 AT1 / U16109 AM9.

The Company is amending the maximum amount of the Notes it will repurchase in the Tender Offer from a combined aggregate purchase price of up to $1.7 billion (excluding accrued and unpaid interest up to, but not including, the applicable Settlement Date and excluding fees and expenses related to the Tender Offer) (the “Original Notes Purchase Price”) to a combined aggregate purchase price of up to $2.5 billion (excluding accrued and unpaid interest up to, but not including, the applicable Settlement Date and excluding fees and expenses related to the Tender Offer) (the “Amended Notes Purchase Price”).

Except as stated in this press release, no other terms of the Tender Offer have changed. The complete terms and conditions of the Tender Offer are set forth in the Offer to Purchase dated May 9, 2024 (as amended and supplemented from time to time, the “Offer to Purchase”), copies of which may be obtained from Global Bondholder Services Corporation, the Information Agent and Tender Agent, by calling at (toll-free) (855) 654-2015, (for banks and brokers) (212) 430-3774 or by email to contact@gbsc-usa.com. Questions regarding the tendering of Notes may be directed to Global Bondholder Services Corporation by facsimile to (for Eligible Institutions only) (212) 430-3775/3779.

Morgan Stanley & Co. LLC is serving as the Dealer Manager for the Tender Offer. Questions regarding the Tender Offer may be directed to Morgan Stanley & Co. LLC, Liability Management Group at (800) 624-1808 (toll free) or (212) 761-1057 (collect).

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The Tender Offer is made only by the Offer to Purchase and the information in this press release is qualified by reference to that Offer to Purchase. Neither Charter, the Company or its affiliates, their respective boards of directors, the Dealer Manager, the Information Agent and Tender Agent or the trustees with respect to any Notes is making any recommendation as to whether holders should tender any Notes in response to the Tender Offer, and no one has been authorized to make any such recommendation. Holders must make their own decision as to whether to tender any of their Notes, and, if so, the principal amount of Notes to tender.

This press release shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities.

About Charter

Charter Communications, Inc. (NASDAQ:CHTR) is a leading broadband connectivity company and cable operator serving more than 32 million customers in 41 states through its Spectrum brand. Over an advanced communications network, the Company offers a full range of state-of-the-art residential and business services including Spectrum Internet®, TV, Mobile and Voice.

For small and medium-sized companies, Spectrum Business® delivers the same suite of broadband products and services coupled with special features and applications to enhance productivity, while for larger businesses and government entities, Spectrum Enterprise® provides highly customized, fiber-based solutions. Spectrum Reach® delivers tailored advertising and production for the modern media landscape. The Company also distributes award-winning news coverage and sports programming to its customers through Spectrum Networks. More information about Charter can be found at corporate.charter.com.

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Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, the potential offering. Although we believe that our plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under “Risk Factors” from time to time in our filings with the SEC. Many of the forward-looking statements contained in this communication may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” “initiatives,” “seek,” “would,” “could,” “continue,” “ongoing,” “upside,” “increases,” “grow,” “focused on” and “potential,” among others.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this communication.

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